SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C. 20549

                                       FORM 8-K

                                    CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report(Date of earliest event reported): January 10, 1997

                         CSI COMPUTER SPECIALISTS, INC.
             (Exact name of Registrant as specified in its charter)

DELAWARE                                                     52-1599610
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

2275 RESEARCH BLVD  SUITE 430
ROCKVILLE, MARYLAND  20850
(Address of principal executive offices)  (Zip code)

                                  301-921-8860
              (Registrant's telephone number including area code)

                                 Not applicable
        (Former name and former address, if changed since last report)



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Item 5.  Other Events

         Pursuant to the terms of the Stock Purchase Agreement dated January 10, 1997, (the Purchase Agreement) CSI Computer Specialists, Inc. (the Company) acquired the outstanding stock of Cintronix, Inc. (Cintronix) from the stockholders of Cintronix for a combination of cash and stock. A cash payment of $900,000 was paid on January 10, 1997. A portion of the net proceeds of the Company's initial public offering completed in July 1995 was used for such cash payment. The balance of the purchase price was paid by the issuance of 313,726 shares of stock in the Company. The purchase was determined based on arms-length negotiation.

In addition, on January 10, 1997, certain of the principal shareholders of Cintronix, namely Lianne D. Wendell and Siri L. Derian, and certain key employees, namely Herbert H. Derian, entered into employment agreements with Cintronix. The employment agreements provide that Cintronix will employ each of such persons for varying terms of two and three years at salaries commensurate with their positions and duties. Each of the employment agreements contain non-compete and confidentiality provisions. The above descriptions of the agreements  entered  into by the  Company  relating  to the  acquisition  and by
Cintronix are not complete. Reference is made to the respective executed agreements, copies of which are filed as exhibits to this report and incorporated herein by reference.

There was no affiliation or relationship between the Company, its affiliates, officers or directors or associates of such persons and Cintronix or any of its officers, directors or stockholders prior to the execution of the Purchase Agreement on January 10, 1997.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                         CSI COMPUTER SPECIALISTS, INC.

January 25, 1997                     By:  James D. Boccabella__________________
Date                                     James D. Boccabella,
                                         Chief Financial Officer